PENNSYLVANIA ENTERPRISES, INC.

                     DIRECTOR DEFERRED COMPENSATION PLAN

          (Amended and Restated Effective as of November 19, 1997)


Section 1.  Purpose and Effective Date

         (a) Purpose. The purpose of the Pennsylvania Enterprises, Inc. Director Deferred Compensation Plan (the "Plan") is to enable Pennsylvania Enterprises, Inc. (the "Company") to attract and retain directors of outstanding ability by allowing them to defer and accumulate Director's Fees and to strengthen the existing mutuality of interests between such Directors and the Company's stockholders by enabling the Directors to defer their Director's Fees in the form of Stock Units valued by reference to the market price of the Company's common stock ("Stock"). For purposes of this Plan,
(i) "Director's Fees" means (A) the retainer fee for service as a director and fees for attendance at meetings of the Boards of Directors and committees of the Boards of the Company and those of its subsidiaries that elect to participate in the Plan, and (B) shares of Stock awarded under the Company's 1995 Directors' Stock Compensation Plan; and (ii) "Director" means a member of the Board of Directors of the Company who is not a full-time employee of the Company or any of its subsidiaries.

         (b) Effective Date. The Plan is effective as of April 1, 1997. The Plan as amended and restated is effective as of November 19, 1997.

Section 2.  Deferral of Payments

         (a) Deferral Election. At any time prior to the beginning of a calendar year, a Director may elect (the "Deferral Election") that (1) in lieu of payment in cash, all or any specified portion of the Director's Fees to be earned by him as retainer and meeting fees during such calendar year, and/or (2) in lieu of delivery under the Company's 1995 Directors' Stock Compensation Plan, all of the Directors' Fees to be earned by him in the form of a Stock award under such plan during such year shall be credited in the form of Stock Units to a bookkeeping account maintained by the Company on such Director's behalf. A Director shall also have the right to make a Deferral Election during the 30 days following (i) the effective date of the Plan, or (ii) the date on which he first becomes eligible to receive Director's Fees. Any Deferral Election made pursuant to the preceding sentence shall be made with respect to all or any specified portion of the Director's Fees to be earned as retainer and meeting fees in the remainder of the calendar year following such Deferral Election. At the time of making a Deferral Election, a Director shall specify whether settlement of the Stock Units credited to his account with respect to the particular Deferral Election shall be made in cash or in Stock (as described in Section 4(b)).
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         (b)  Renewal of Elections.  Once a Deferral Election has been made, it shall be automatically renewed from year to year unless the Director elects to change or revoke such election. However, each Deferral Election shall be irrevocable as to Director's Fees earned prior to the commencement of the calendar year next following any change or revocation. The Director's account shall be maintained in subaccounts to the extent necessary to reflect different settlement options elected in different years.

Section 3.  Credits to Account

         (a) Crediting of Stock Units. Director's Fees which are the subject of a Deferral Election shall not be paid currently in cash or in Stock , but shall instead be converted into a number of Stock Units (expressed to three decimal places) determined (1) in the case of Director's Fees payable in cash, by dividing the amount of Director's Fees that would have been paid to the Director on the particular day by the Market Price of a share of Stock on such day, and (2) in the case of Director's Fees payable in Stock, as the number of shares of Stock that would have been paid to the Director on the particular day. For purposes of the Plan, the "Market Price" of the Company's Stock shall be the mean between the highest and lowest quoted selling price of the Stock, on the principal exchange on which the Stock is listed, on the date in question, or, if no such sale of Stock occurs on such day, the mean between the high and low prices of the Stock on the nearest trading date before such date.

         (b) Crediting of Additional Stock Units in lieu of Dividends. Each Director's account shall be credited with additional Stock Units with respect to each cash dividend paid on outstanding shares of Stock, as follows. The number of additional Stock Units to be credited to the Director's account shall be the aggregate number derived by (1) multiplying the declared dividend rate per share of Stock by the number of Stock Units then credited to the Director's account under the Plan as of the dividend record date for such dividend, and (2) dividing the resulting figure by the Market Price of a share of Stock on the dividend payment date.

Section 4.  Payment of Deferred Amounts

         (a) Settlement Date. Settlement of the Stock Units credited to a Director's account shall be made as of the first business day following the Director's termination of service as a director.
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         (b)  Form of Settlement.  With respect to Stock Units which the
Director has elected to have settled in cash, there shall be delivered to the Director, within 30 days of the settlement date, cash in an amount equal to the number of full and fractional Stock Units being settled multiplied by the Market Price on the settlement date. With respect to Stock Units which the Director has elected to have settled in Stock, there shall be delivered to the Director, within 30 days of the settlement date, a number of shares of Stock equal to the number of full Stock Units being settled (with cash in lieu of any fractional Stock Unit based on the Market Price on the settlement date).

Section 5.  Change of Control

         (a) Settlement upon Change of Control. Notwithstanding any other provision of the Plan or of any Deferral Election, in the event of a Change of Control, all Stock Units credited to a Director's account shall be settled as of the date of the Change of Control for cash based on the Change of Control Price.

         (b) Change of Control Definition. A "Change of Control" shall be deemed to occur on:

                   (i) the date that any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") other than the company and its subsidiaries as determined prior to that date, in a transaction or series of transactions has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act) of 20% or more of the outstanding securities of the Company having the right under ordinary circumstances to vote at an election of the board;

                   (ii) the date on which one-third or more of the members of the Board shall consist of persons other than Current Directors (for these purposes, a "Current Director" shall mean any member of the Board as of the effective date of the Plan and any successor of a Current Director whose nomination or election has been approved by a majority of the Current Directors then on the Board); or

                   (iii) the date of approval by the stockholders of the Company of an agreement providing for the merger or consolidation of the Company with another corporation where (A) the stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger of consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the
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         corporation issuing cash or securities in the merger of
         consolidation would be entitled in the election of directors, or (B) where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger; or

                   (iv) the date of approval by the stockholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company.

         (c) Change of Control Price. "Change of Control Price" means the highest price per share of Stock paid in any transaction reported on any national securities exchange where the Stock is traded, or paid or offered in any transaction related to a Change of Control, at any time during the 90-day period ending with the Change of Control.

Section 6.  Unfunded Arrangement

         Neither this Plan nor the account established on behalf of any Director shall be funded. Rather, all accounts established under the Plan and all entries thereto shall constitute bookkeeping records only and shall not relate to any specific funds of the Company. Settlement with respect to Stock Units credited to a Director's account shall be made from the general assets of the Company. Notwithstanding the foregoing, the Company shall have the right in its sole discretion to provide for the funding of its obligations under the Plan through a trust or otherwise.

Section 7.  Administration and Other Matters

         (a) Administration. The Plan shall be administered by the Board of Directors of the Company, who shall have full authority to interpret the Plan and make all factual determinations necessary therefor. No member of the Board of Directors shall be liable for any act done or determination made in good faith. The construction and interpretation of any provision of the Plan by the Board of Directors, and any determination by the Board of Directors of amounts to which a Director is entitled under the Plan, shall be final and conclusive.

         (b) Amendments. The Board of Directors may terminate, modify or amend this Plan, effective prospectively, provided, however, that, except as provided in Section 7(h), the Plan shall not be subject to termination, modification or amendment with respect to the Stock Units credited to any Director's account, including the right to the crediting of additional Stock Units pursuant to Section 3(b), unless the affected Director consents.
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         (c)  Non-Alienation.  No Director (or estate of a Director) shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable hereunder; nor shall any such rights or payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

         (d) Expenses. The expenses of administering the Plan shall be borne by the Company and shall not be charged against any Director's account.

         (e) Withholding. The Company shall have the right to deduct from all payments any taxes required to be withheld with respect to such payments.

         (f) Effect of Determination. If any amounts deferred pursuant to the Plan are found in a "determination" (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) to have been includable in gross income by a director prior to payment of such amounts under the Plan, such amounts shall be immediately paid to such Director, notwithstanding his Deferral Elections.

         (g) Effect on Other Plans. All amounts which are credited to a Director's account with respect to Directors' Fees payable in cash pursuant to Section 3(a) (but not section 3(b)) shall, solely for purposes of calculating benefits under the Company's Director Retirement Plan, be deemed to have been paid to the Director on the date such amounts would have been paid absent a Deferral Election.

         (h) Adjustment in Certain Events. In the event of any Stock dividend, Stock split, spin-off, distribution of assets, or other change in corporate structure affecting the Stock, appropriate adjustment, as may be determined by the Board of Directors of the Company in its sole discretion, shall be made in the number of Stock Units credited to accounts under the Plan and the securities and/or cash to be delivered in settlement of such Stock Units.

         IN WITNESS WHEREOF, this Plan has been duly executed by an authorized officer of the Company on this _______ day of __________________, 1997.

                                       PENNSYLVANIA ENTERPRISES, INC.



                                              /s/ Thomas F. Karam
                                                  Thomas F. Karam
                                       President and Chief Executive Officer
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